Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS

Net Sales of $2.3 Billion Compared to $2.0 Billion in the Year-Ago Quarter

Comparable Sales Increased 14.4%

Net Income of $295.7 Million or $5.70 Per Diluted Share

Company Raises Outlook for Fiscal Year 2022

Bolingbrook, IL – August 25, 2022 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“second quarter”) and twenty-six-week period (“first six months”) ended July 30, 2022 compared to the same periods ended July 31, 2021.

	13 Weeks Ended			26 Weeks Ended
	July 30,	July 31,	August 1,	July 30,	July 31,	August 1,
(Dollars in millions)	2022	2021	2020	2022	2021	2020
Net sales	$2,297.1	$1,967.2	$1,228.0	$4,643.0	$3,905.7	$2,401.2
Comparable sales	14.4%	56.3%	(26.7)%	16.2%	60.9%	(31.1)%
Gross profit (as a percentage of net sales)	40.4%	40.6%	26.8%	40.3%	39.7%	26.3%
Selling, general and administrative expenses	$534.5	$464.3	$271.6	$1,035.4	$908.2	$652.5
Operating income (loss) (as a percentage of net sales)	17.0%	16.9%	1.1%	17.9%	16.3%	(3.7)%
Diluted earnings (loss) per share	$5.70	$4.56	$0.14	$12.00	$8.66	$(1.25)
New store openings, net	7	6	—	17	32	10

“Strong consumer demand and broad-based momentum across our business continued as our teams executed our plans with excellence,” said Dave Kimbell, chief executive officer. “For the quarter, we delivered double-digit comparable sales growth across all major categories and increased profitability, demonstrating the strength of our model and the commitment of our teams.”

Kimbell continued, “As we look to the second half of the year, we continue to operate in a dynamic environment, but I am confident that our unique model and one-of-a-kind assortment, paired with the strong emotional connection guests have to Beauty, position us well to continue to deliver profitable growth.”

For the Second Quarter of Fiscal 2022

●	Net sales increased 16.8% to $2.3 billion compared to $2.0 billion in the second quarter of fiscal 2021 due to the favorable impact from the continued resilience of the beauty category, the impact of new brands and product innovation, and the easing of COVID-19 restrictions compared to the second quarter of fiscal 2021.

●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 14.4% compared to an increase of 56.3% in the second quarter of fiscal 2021, driven by an 8.3% increase in transactions and a 5.6% increase in average ticket.
●	Gross profit increased 16.3% to $928.2 million compared to $798.0 million in the second quarter of fiscal 2021. As a percentage of net sales, gross profit decreased to 40.4% compared to 40.6% in the second quarter of fiscal 2021, primarily due to lower merchandise margin and higher inventory shrink, partially offset by leverage of fixed costs and strong growth in other revenue.
●	Selling, general and administrative (SG&A) expenses increased 15.1% to $534.5 million compared to $464.3 million in the second quarter of fiscal 2021. As a percentage of net sales, SG&A expenses decreased to 23.3% compared to 23.6% in the second quarter of fiscal 2021, primarily due to lower marketing expenses and leverage of store payroll and benefits and store expenses due to higher sales, partially offset by deleverage in corporate overhead primarily due to strategic investments and higher incentive compensation.
●	Pre-opening expenses increased to $2.3 million compared to $1.4 million in the second quarter of fiscal 2021.
●	Operating income increased 17.8% to $391.4 million, or 17.0% of net sales, compared to $332.3 million, or 16.9% of net sales, in the second quarter of fiscal 2021.
●	The company’s tax rate increased to 24.5% compared to 24.4% in the second quarter of fiscal 2021.
●	Net income increased 17.8% to $295.7 million compared to $250.9 million in the second quarter of fiscal 2021.
●	Diluted earnings per share increased 25.0% to $5.70, including a $0.01 benefit due to income tax accounting for stock-based compensation, compared to $4.56, including a $0.04 benefit due to income tax accounting for stock-based compensation, in the second quarter of fiscal 2021.

For the First Six Months of Fiscal 2022

●	Net sales increased 18.9% to $4.6 billion compared to $3.9 billion in the first six months of fiscal 2021, primarily due to the favorable impact from the continued resilience of the beauty category, the impact of new brands and product innovation, and the easing of COVID-19 restrictions compared to the first six months of fiscal 2021.
●	Comparable sales increased 16.2% compared to an increase of 60.9% in the first six months of fiscal 2021, driven by a 9.2% increase in transactions and a 6.4% increase in average ticket.
●	Gross profit increased 20.5% to $1.9 billion compared to $1.6 billion in the first six months of fiscal 2021. As a percentage of net sales, gross profit increased to 40.3% compared to 39.7% in the first six months of fiscal 2021, primarily due to leverage of fixed costs, strong growth in other revenue, and favorable channel mix shifts, partially offset by lower merchandise margin and higher inventory shrink.
●	SG&A expenses increased 14.0% to $1.0 billion compared to $0.9 billion in the first six months of fiscal 2021. As a percentage of net sales, SG&A expenses decreased to 22.3% compared to 23.3% in the first six months of fiscal 2021, due to lower marketing expenses and leverage of store payroll and benefits due to higher sales, partially offset by deleverage in corporate overhead primarily due to strategic investments.

●	Pre-opening expenses decreased to $4.6 million compared to $5.9 million in the first six months of fiscal 2021.
●	Operating income increased 30.0% to $829.1 million, or 17.9% of net sales, compared to $637.6 million, or 16.3% of net sales, in the first six months of fiscal 2021.
●	The company’s tax rate was 24.3% compared to 24.4% in the first six months of fiscal 2021.
●	Net income increased 30.3% to $627.1 million compared to $481.2 million in the first six months of fiscal 2021.
●	Diluted earnings per share increased 38.6% to $12.00, including a $0.03 benefit due to income tax accounting for stock-based compensation, compared to $8.66, including a $0.07 benefit due to income tax accounting for stock-based compensation, in the first six months of fiscal 2021.

Balance Sheet

Cash and cash equivalents at the end of the second quarter of fiscal 2022 were $434.2 million.

Merchandise inventories, net at the end of the second quarter of fiscal 2022 totaled $1.67 billion compared to $1.44 billion at the end of the second quarter of fiscal 2021. The $222.4 million increase in inventory was primarily due to the addition of 29 net new stores opened since July 31, 2021, inventory to support new brand launches, inventory cost increases, and inventory receipts to maintain strong in-stocks of key items to support expected demand.

Share Repurchase Program

During the second quarter of fiscal 2022, the Company repurchased 797,994 shares of its common stock at a cost of $301.6 million. During the first six months of fiscal 2022, the Company repurchased 1.1 million shares of its common stock at a cost of $434.4 million. As of July 30, 2022, $1.6 billion remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the second quarter of fiscal 2022 included seven new stores located in Apopka, FL; Grand Fords, ND; Greenville, SC; Monroe, GA; North Charleston, SC; Saratoga Springs, UT; and Tucson, AZ. In addition, the Company relocated four stores. During the first six months of fiscal 2022, the Company opened 17 new stores and relocated 10 stores.

At the end of the second quarter of fiscal 2022, the Company operated 1,325 stores totaling 13.9 million square feet.

Fiscal 2022 Outlook

Based on the results for the first six months of fiscal 2022 and sales trends experience to date in August, the Company has increased its outlook for fiscal 2022.

The Company’s updated outlook for fiscal 2022 is as follows:

	Prior FY22 Outlook	Updated FY22 Outlook
Net sales	$9.35 billion to $9.55 billion	$9.65 billion to $9.75 billion
Comparable sales	6% to 8%	9.5% to 10.5%
New stores, net	50	no change
Remodel and relocation projects	35	no change
Operating margin	14.1% to 14.4%	14.6% to 14.8%
Diluted earnings per share	$19.20 to $20.10	$20.70 to $21.20
Share repurchases	approximately $900 million	no change
Effective tax rate	approximately 24.5%	no change
Capital expenditures	$375 million to $425 million	$350 million to $400 million
Depreciation and amortization expense	$250 million to $255 million	approximately $250 million

The Company’s outlook for fiscal 2022 assumes a consistent federal tax rate.

Conference Call Information

A conference call to discuss second quarter of fiscal 2022 results is scheduled for today, August 25, 2022, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 8, 2022 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13731271.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates 1,325 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and geo-political events;
●	the impact of current inflationary cost pressures on payroll, benefits, supply chain, and other operating costs;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	epidemics, pandemics or natural disasters that have and could continue to negatively impact sales;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our distribution centers and fast fulfillment centers may not be adequate to support our expected future growth plans;
●	changes in the wholesale cost of our products;
●	a decline in operating results that has and may continue to lead to asset impairment and store closure charges;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	July 30,		July 31,
	2022		2021
	(Unaudited)		(Unaudited)
Net sales	$2,297,113	100.0%	$1,967,207	100.0%
Cost of sales	1,368,949	59.6%	1,169,244	59.4%
Gross profit	928,164	40.4%	797,963	40.6%

Selling, general and administrative expenses	534,459	23.3%	464,299	23.6%
Pre-opening expenses	2,277	0.1%	1,357	0.1%
Operating income	391,428	17.0%	332,307	16.9%
Interest expense (income), net	(108)	(0.0%)	425	0.0%
Income before income taxes	391,536	17.0%	331,882	16.9%
Income tax expense	95,859	4.2%	80,989	4.1%
Net income	$295,677	12.9%	$250,893	12.8%

Net income per common share:
Basic	$5.73		$4.59
Diluted	$5.70		$4.56

Weighted average common shares outstanding:
Basic	51,607		54,675
Diluted	51,900		55,014

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	July 30,		July 31,
	2022		2021
	(Unaudited)		(Unaudited)
Net sales	$4,643,014	100.0%	$3,905,726	100.0%
Cost of sales	2,773,824	59.7%	2,353,975	60.3%
Gross profit	1,869,190	40.3%	1,551,751	39.7%

Selling, general and administrative expenses	1,035,429	22.3%	908,174	23.3%
Pre-opening expenses	4,625	0.1%	5,946	0.1%
Operating income	829,136	17.9%	637,631	16.3%
Interest expense, net	293	0.0%	783	0.0%
Income before income taxes	828,843	17.9%	636,848	16.3%
Income tax expense	201,771	4.3%	155,666	4.0%
Net income	$627,072	13.5%	$481,182	12.3%

Net income per common share:
Basic	$12.08		$8.71
Diluted	$12.00		$8.66

Weighted average common shares outstanding:
Basic	51,928		55,235
Diluted	52,237		55,592

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 30,	January 29,	July 31,
	2022	2022	2021
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$434,226	$431,560	$770,144
Receivables, net	180,514	233,682	154,416
Merchandise inventories, net	1,666,130	1,499,218	1,443,685
Prepaid expenses and other current assets	123,014	110,814	108,145
Prepaid income taxes	39,029	5,909	18,544
Total current assets	2,442,913	2,281,183	2,494,934

Property and equipment, net	912,017	914,476	909,507
Operating lease assets	1,509,246	1,482,256	1,470,166
Goodwill	10,870	10,870	10,870
Other intangible assets, net	1,075	1,538	2,001
Deferred compensation plan assets	33,393	38,409	36,396
Other long-term assets	36,480	35,647	30,711
Total assets	$4,945,994	$4,764,379	$4,954,585

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$586,851	$552,730	$535,257
Accrued liabilities	323,939	364,797	313,372
Deferred revenue	316,571	353,579	265,462
Current operating lease liabilities	274,693	274,118	267,442
Accrued income taxes	—	12,786	—
Total current liabilities	1,502,054	1,558,010	1,381,533

Non-current operating lease liabilities	1,582,003	1,572,638	1,585,539
Deferred income taxes	40,029	39,693	64,535
Other long-term liabilities	52,840	58,665	43,165
Total liabilities	3,176,926	3,229,006	3,074,772

Commitments and contingencies

Total stockholders’ equity	1,769,068	1,535,373	1,879,813
Total liabilities and stockholders’ equity	$4,945,994	$4,764,379	$4,954,585

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	July 30,	July 31,
	2022	2021
	(Unaudited)	(Unaudited)
Operating activities
Net income	$627,072	$481,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123,721	139,577
Non-cash lease expense	146,251	137,521
Deferred income taxes	336	(824)
Stock-based compensation expense	22,875	19,097
Loss on disposal of property and equipment	2,277	1,703
Change in operating assets and liabilities:
Receivables	53,168	38,693
Merchandise inventories	(166,912)	(275,470)
Prepaid expenses and other current assets	(12,200)	(741)
Income taxes	(45,906)	(61,074)
Accounts payable	40,051	59,360
Accrued liabilities	(49,364)	17,858
Deferred revenue	(37,008)	(8,921)
Operating lease liabilities	(163,302)	(146,892)
Other assets and liabilities	(392)	344
Net cash provided by operating activities	540,667	401,413

Investing activities
Capital expenditures	(120,500)	(57,305)
Other investments	(1,249)	—
Net cash used in investing activities	(121,749)	(57,305)

Financing activities
Repurchase of common shares	(434,448)	(635,793)
Stock options exercised	24,521	22,808
Purchase of treasury shares	(6,325)	(6,974)
Net cash used in financing activities	(416,252)	(619,959)

Effect of exchange rate changes on cash and cash equivalents	—	(56)
Net increase (decrease) in cash and cash equivalents	2,666	(275,907)
Cash and cash equivalents at beginning of period	431,560	1,046,051
Cash and cash equivalents at end of period	$434,226	$770,144

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2022	quarter	quarter	quarter	end of the quarter
1st Quarter	1,308	10	0	1,318
2nd Quarter	1,318	7	0	1,325

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2022	the quarter	quarter	during the quarter	quarter
1st Quarter	13,770,438	90,905	0	13,861,343
2nd Quarter	13,861,343	61,257	0	13,922,600

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	July 30,	July 31,
	2022	2021
Cosmetics	42%	43%
Haircare products and styling tools	22%	21%
Skincare	17%	17%
Fragrance and bath	12%	12%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%

	26 Weeks Ended
	July 30,	July 31,
	2022	2021
Cosmetics	43%	44%
Haircare products and styling tools	21%	20%
Skincare	17%	18%
Fragrance and bath	12%	11%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%